Exhibit 11 under Form N-1A
                                         Exhibit 23 under Item 601/Reg. S-K


                       INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of FIRST PRIORITY FUNDS:

We consent to the incorporation by reference in Post-Effective Amendment No. 11 to Registration Statement (No. 33-44737) of First Priority Funds (comprising the following portfolios: Treasury Money Market Fund, Growth Fund, Balanced Fund, Fixed Income Fund, Value Fund and Limited Maturity Government Fund) of our report dated January 10, 1997, appearing in the Combined Annual Report of the First Priority Funds for the year ended November 30, 1996, and to the references to us under the heading `Financial Highlights'' in such Combined Prospectus, which is a part of such Registration Statement.

/s/ Deliotte & Touche LLP

Pittsburgh, Pennsylvania
January 22, 1997